EXHIBIT 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               CENTURA BANKS, INC.

         The undersigned does hereby submit these Amended and Restated Articles of Incorporation (the "Articles") for the purpose of integrating into one document its original articles of incorporation and all amendments thereto, said original articles having been filed previously for the purpose of forming a business corporation under the laws of the State of North Carolina:

                                    ARTICLE I
         The name of the corporation is CENTURA BANKS, INC. (the "Corporation").
                                   ARTICLE II
         The period of duration of the Corporation is perpetual.
                                   ARTICLE III
         The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina (the "North Carolina Business Corporation Act" or the "Act").
                                   ARTICLE IV
         Section 4.1. Total Number of Shares of Stock. The total number of shares of capital stock of all classes that the Corporation shall have the authority to issue is 125,000,000 shares. The authorized capital stock is divided into 25,000,000 shares of preferred stock, without par value (the "Preferred Stock"), and 100,000,000 shares of common stock, without par value (the "Common Stock").

         Section 4.2. Preferred Stock. (a) The shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, the shares of each class or series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and rights (or qualifications, limitations or restrictions thereof) as are stated in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as provided in Section 4.2(b).

         (b) Authority is granted to the Board of Directors of the Corporation, subject to the provisions of this Article IV and to the limitations prescribed by the North Carolina Business Corporation Act, to authorize the issuance of one or more classes, or series within a class, of Preferred Stock and with respect to each such class or series to fix by resolution or resolutions the voting powers, full or limited, if any, of the shares of such class or series and the designations, preferences and rights (or qualifications, limitations or restrictions thereof).

         Section 4.3. Common Stock. The shares of Common Stock of the Corporation shall be of one and the same class. Subject to the rights of the Preferred Stock provided for by resolution or resolutions of the Board of Directors pursuant to this Article IV or by the Act, the holders of shares of Common Stock shall have one vote per share on all matters on which holders of shares of Common Stock are entitled to vote.

         The holders of shares of Common Stock shall receive the net assets of the Corporation upon dissolution.

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                                    ARTICLE V

         The minimum amount of consideration to be received by the Corporation for its shares before it shall commence business is Ten Dollars ($10.00) in cash or property of equivalent value.

                                   ARTICLE VI

         The shareholders of the Corporation shall have no right to cumulate their votes for the election of directors.

                                   ARTICLE VII

         The shareholders of the Corporation shall have no preemptive right to acquire additional or treasury shares of the Corporation.

                                  ARTICLE VIII

         The address of the registered office of the Corporation in the State of North Carolina is 131 North Church Street, Rocky Mount, Nash County, North Carolina, and the name of its registered agent at such address is John B. Fleming, Jr.

                                   ARTICLE IX

         Section 9.1. Number of Directors. The number of directors constituting the Board of Directors shall be not less than 15 nor more than 30, as specified in the Bylaws of the Corporation (the "Bylaws"), divided into three classes as described in Section 9.2.

         Section 9.2. Classified Board of Directors. The Board of Directors shall be divided into three (3) classes, Class I, Class II, and Class III, which shall be as nearly equal in number as possible. At the first annual meeting of shareholders of the Corporation following the filing of the original Articles of Incorporation of this Corporation with the North Carolina Secretary of State in 1990, each Director in Class I was elected to a term of one (1) year, each Director in Class II was elected to a term of two (2) years, and each Director in Class III was elected to a term of three (3) years, to serve until the election and qualification of a successor or until their earlier resignation, death, or removal from office. After the expiration of the term of office for each class of Directors elected at the first annual meeting of shareholders, the Directors of each class have been and shall be elected for a term of three (3) years, to serve until the election and qualification of their successors or until their earlier resignation, death, or removal from office.

         Section 9.3. Removal of Directors. Any Director, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of Directors. If a Director was elected by the holders of one class or series of capital stock, or of a group of such classes or series, only members of that voting group may participate in the vote to remove him.

         Section 9.4. Vacancies. Any vacancy occurring in the Board of Directors, including, without limitation, a vacancy resulting from an increase in the number of Directors or from the failure by the shareholders to elect the full authorized number of Directors, shall be filled only by the Board of Directors or, if the Directors remaining in office constitute fewer than a quorum of the Board, by the affirmative vote of a majority of the remaining Directors or by the sole remaining Director. If the vacant office was held by a Director elected by the holders of one class or series of capital stock, or of a group of such classes or series, only the remaining Director or Directors elected by that voting group are entitled to fill the vacancy.

         Section 9.5. Factors to be Considered by the Directors. In connection with the exercise of its or his judgment in determining what is in the best interests of the Corporation and its shareholders, the Board of Directors of the Corporation, any committee of the Board of Directors, or any individual director may, but shall not be required to, in addition to considering the long-term and short-term interests of the shareholders, consider any of the following factors and any other factors which it or he deems relevant: (i) the social and economic effects of the matter to be

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considered on the Corporation and its subsidiaries, its and their employees, depositors, customers, and creditors, and the communities in which the Corporation and its subsidiaries operate or are located; and (ii) when evaluating a business combination or a proposal by another Person or Persons to make a business combination or a tender or exchange offer or any other proposal relating to a potential change of control of the Corporation (x) the business and financial condition and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the communities in which the Corporation and its subsidiaries operate or are located, (y) the competence, experience, and integrity of the acquiring Person or Persons and its or their management, and
(z) the prospects for successful conclusion of the business combination, offer or proposal. The provisions of this Section shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency the right to be considered. As used in this Section, the term "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity; when two or more Persons act as a partnership, limited partnership, syndicate, or other group acting in concert for the purpose of acquiring, holding, voting or disposing of securities of the Corporation, such partnership, limited partnership, syndicate or group shall also be deemed a "Person" for purposes of this Section.

                                    ARTICLE X
         Section 10.1. Approval of Business Combinations. With regard to any Business Combination (as defined in Section 10.5(b)) between the Corporation and any other corporation, person, or other entity, excluding its Subsidiaries (as defined in Section 10.5(g)) except as provided in section 10.5(b)(x), such Business Combination must be approved only as follows unless otherwise more restrictively required by applicable North Carolina law:

         (a) The Business Combination must be approved by resolution adopted by affirmative vote of a majority of a quorum of the Board of Directors;

         (b) In addition to the Board approval specified in section 10.1(a), the Business Combination must receive one of the following levels of shareholder approval:

               (1) At a special or annual meeting of shareholders by an affirmative vote of the shareholders holding at least a majority of the shares of the Corporation issued and outstanding and entitled to vote thereon if such Business Combination has received the prior approval by resolution adopted by an affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the full Board of Directors before such Business Combination is submitted for approval to the shareholders; or

               (2) At a special or annual meeting of shareholders by affirmative vote of the shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the shares of the Corporation issued and outstanding and entitled to vote thereon if such Business Combination has received the prior approval by resolution adopted by an affirmative vote of a majority of a quorum (but less than sixty-six and two-thirds percent (66-2/3%) of the Board of Directors); and

         (c) If the Business Combination is to be approved pursuant to Section 10.1(b)(2) the Business Combination as approved must grant to shareholders not voting to approve the Business Combination the rights set forth in Section 10.2.

         Section 10.2. Fair Price. When any Business Combination above is approved pursuant to Section 10.1(b)(2), any shareholder not voting to approve the Business Combination may elect to sell his shares for cash to the Corporation at their "Fair Price" (as defined in Section 10.5(f)), upon so notifying the Corporation in writing within twenty (20) days after receiving written notification of his rights hereunder and that the Business Combination was approved by the Corporation's shareholders. The Corporation shall have ten
(10) days after receipt of the shareholder's tender of shares to make payment in cash. Tender of shares may be made simultaneously with, or after, the shareholder's written notification that he is electing to be paid the Fair Price of his shares. The Business Combination shall not be consummated until all shareholders electing to sell their shares for cash to the Corporation at their Fair Price pursuant to this Article X have been paid in full by the Corporation.

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       Section 10.3. Certain Restrictions on Business Combinations.
Notwithstanding any other provision of this Article X, prior to the consummation of any Business Combination between the Corporation and a Control Person (as defined in Section 10.5(c)):

         (a) such Control Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation; and

         (b) there shall have been no increase or reduction in the annual rate of dividends paid on the Corporation's common stock after the Control Person became such (except as necessary to reflect any subdivision of the common stock), unless such increase or reduction has been approved by a majority of Disinterested Directors (as defined in Section 10.5(e)).


         Section 10.4. Amendments to Articles of Incorporation. Amendments to these Articles of Incorporation shall be adopted only upon receiving the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of all the shares of capital stock of the Corporation issued and outstanding and entitled to vote thereon; provided, however, that if such amendment shall have received prior approval by resolution adopted by an affirmative vote of a majority of Disinterested Directors, then the affirmative vote of the holders of at least a majority of all the shares of capital stock of the Corporation issued and outstanding and entitled to vote, or such greater percentage approval as required by North Carolina law, shall be sufficient to amend these Articles of Incorporation.

         Section 10.5. Definitions. As used in this Article X, the following terms shall have the following meanings:

         (a) "Affiliate," as used in defining "Control Person," shall mean a corporation, person, group, or other entity that directly or indirectly controls, is controlled by, or is under common control with the Control Person.

         (b) "Business Combination" shall mean (i) any merger or consolidation of the Corporation into any other corporation, person, group or other entity where the Corporation is not the surviving or resulting entity; (ii) any merger or consolidation of the Corporation with or into any Control Person or with any corporation, person, group or other entity where the merger or consolidation is proposed by or on behalf of a Control Person; (iii) any sale, lease, exchange, transfer, hypothecation or other disposition of all or substantially all of the assets of the corporation; (iv) any sale, lease, exchange, transfer, hypothecation or other disposition of a Substantial Part (as defined in Section 10.5(h)) of the assets of the Corporation to a Control Person, whether in a single transaction or in related transactions; (v) the issuance of any securities of the Corporation to a Control Person; (vi) the acquisition by the Corporation of any securities of a Control Person unless such acquisition commences prior to the person becoming a Control Person or is an attempt to prevent the Control Person from obtaining greater control of the Corporation;
(vii) the acquisition by the Corporation of all or substantially all of the assets of any Control Person or any corporation, person, group or other entity where the acquisition is proposed by or on behalf of a Control Person; (viii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation which is proposed by or on behalf of a Control Person; (ix) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation which is beneficially owned or controlled by a Control Person; (x) any of the transactions described in this definition of Business Combination which are between the Corporation and any of its Subsidiaries and which are proposed by or on behalf of any Control Person; or (xi) any agreement, plan, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

         (c) "Control Person" shall mean and include any corporation, person, group or other entity which, together with its Affiliates prior to a Business Combination, beneficially owns (as the term is defined by federal securities law) ten percent (10%) or more of the shares of any class of equity or convertible securities of the Corporation, and any Affiliate of any such corporation, person, group or other entity.

         (d) "Corporation" shall mean Centura Banks, Inc. and its Subsidiaries, or any one of them, and their successors.
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         (e) "Disinterested Director" shall mean any member of the Board of
Directors of the Corporation who is unaffiliated with, and not a nominee of, a Control Person and was a member of the Board of Directors prior to the time a Control Person became such, or the successor of a Disinterested Director who is unaffiliated with, and not a nominee of, a Control Person and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

         (f) "Fair Price" shall mean the highest of the following: (i) the highest price per share paid for the Corporation's shares during the four years immediately preceding the Section 10.1(b)(2) vote of shareholders by any shareholder who, at the time of the Section 10.1(b)(2) shareholder vote, beneficially owned five percent (5%) or more of the Corporation's common stock and who, in whole or in part, votes in favor of the Business Combination; (ii) the cash value of the highest price per share previously offered pursuant to a tender offer to the shareholders of the Corporation within the four years immediately preceding the Section 10.1(b)(2) shareholder vote; (iii) the aggregate earnings per share of the Corporation's common stock during the four fiscal quarters immediately preceding the Section 10.1(b)(2) shareholder vote, multiplied by the highest price/earnings ratio of the Corporation's common stock at any time during the four fiscal quarters or up to the date the Section 10.1(b)(2) shareholder vote occurs; (iv) the highest price per share (including brokerage commissions, soliciting dealers' fees and dealer-management compensation) paid by a Control Person in acquiring any of its holdings of the Corporation's common stock; (v) the fair value per share of a share of the Corporation's common stock as determined by an investment banking or appraisal firm chosen by a majority of the members of the Board of Directors voting against the Business Combination, if any such firm is chosen by such members of the Board of Directors acting in their discretion (such firm, if chosen, shall be entitled to be paid by the Corporation a reasonable fee for its services upon its rendering a determination of the fair value of the Corporation's common stock) not taking into consideration the fact that the shares are held by a minority of the Corporation's shareholders.

         (g) "Subsidiaries" shall mean any entity in which the Corporation owns, directly or indirectly, a majority of voting stock.

         (h) "Substantial Part" shall mean more than ten percent (10%) of the total assets of the Corporation, as of the end of the Corporation's most recent fiscal year prior to the time the determination is being made.

                                   ARTICLE XI
         The Board of Directors shall have the power to amend or repeal the Bylaws except to the extent otherwise provided in the Act. In addition to any requirements of the Bylaws and the Act as in effect from time to time (and notwithstanding the fact that a lesser percentage may be specified by the Bylaws or the Act), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required for the shareholders of the Corporation to amend or repeal the Bylaws.

                                   ARTICLE XII
         Section 12.1. Limitation on Directors' Liability For Acts or Omissions. A Director of the Corporation shall have no personal liability arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of any duty as a Director. This Section 12.1 shall not be effective, however, with respect to: (i) acts or omissions that the Director at the time of such breach knew or believed were clearly in conflict with the best interests of the Corporation, (ii) any liability under Section 55-8-33 of the North Carolina General Statutes; (iii) any transaction from which the Director derived an improper personal benefit; or (iv) acts or omissions occurring prior to 12:01 a.m. on July 1, 1990. This Section 12.2 shall apply to acts or omissions occurring at or after 12:01 a.m. on July 1, 1990.

         Section 12.2. Repeal or Modification. Any repeal or modification of
Section 12.2 shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE XIII
         Section 13.1. Opt-Out of North Carolina Shareholder Protection Act. The provisions of the North Carolina Shareholder Protection Act, whether as previously codified in Article 7 of Chapter 55 of the North

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Carolina General Statutes or as codified, effective July 1, 1990, in Article 9 of Chapter 55 of the North Carolina General Statutes, and as amended from time to time, shall not be applicable to the Corporation.

         Section 13.2. Opt-Out of North Carolina Control Share Acquisition Act. The provisions of the North Carolina Control Share Acquisition Act, whether as previously codified in Article 7A of Chapter 55 of the North Carolina General Statutes or as codified, effective July 1, 1990, in Article 9A of Chapter 55 of the North Carolina General Statutes, and as amended from time to time, shall not be applicable to the Corporation.

         IN WITNESS WHEREOF, the undersigned has executed these Articles this 19th day of April, 2000.

                                          CENTURA BANKS, INC.

                                          By:  /s/ Frank A. Hirsch, Jr. (SEAL)
                                                  Name:  Frank A. Hirsch, Jr.
                                                  Title:  Secretary